EXHIBIT 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective September 8, 2003, (the “Effective Date”) between NetIQ Corporation, a Delaware corporation (“NetIQ”), and Charles M. Boesenberg (“Executive”).

RECITALS

Executive is currently Chairman of the NetIQ Board of Directors (the “Board”), and Chief Executive Officer and President, of NetIQ. He and NetIQ have previously entered into an offer letter agreement dated January 25, 2002 (the “Letter Agreement”) and a Change of Control Agreement dated October 10, 2002 (the “Change of Control Agreement”).

Executive has offered to reduce his cash compensation to zero dollars ($0) for a two-year period and to forego the possibility of receiving certain severance benefits specified in the Letter Agreement outside the context of a change of control of NetIQ. Accordingly, Executive and NetIQ wish to amend and restate the terms of Executive’s employment and wholly supersede and replace the Letter Agreement and the Change of Control Agreement.

Therefore, the parties have agreed to enter into this Agreement amending the terms and conditions of Executive’s employment arrangements with NetIQ.

AGREEMENT

In consideration of the promises, covenants and agreements set forth below, it is mutually agreed:

1. Duties. Executive will have continue to have such duties as the Board may from time to time prescribe consistent with his position as Chairman of the Board and Chief Executive Officer (“CEO”) and President of NetIQ. NetIQ intends and agrees to take all actions legally permitted to cause Executive to continue to have a Board seat during his tenure as CEO.

2. Cash Compensation; Vacation.

(a) Cash Compensation. Executive has agreed to forego salary and cash target bonus for the period beginning on July 1, 2003 through June 30, 2005. Executive recognizes that the minimum salary for an exempt status position in California is $2,340 per month and agrees that such amount will be deemed included in the cash compensation, if any, paid to him pursuant to Section 5(a) below. The parties anticipate that the Committee will review Executive’s annual compensation for periods beginning on or after July 1, 2005 in accordance with NetIQ’s normal compensation review cycle for its executive officers.

(b) Vacation. Executive shall continue to accrue vacation and/or paid time off at the same rate and on the same compensation basis that he accrued vacation and/or paid time off as of June 30, 2003 (or at such greater rate that may, under NetIQ policy adopted from time to time, apply to NetIQ’s executive officers).

3. Stock Options.

(a) Prior Options. Executive’s outstanding stock option grants (the “Prior Options”) remain subject to and governed by the terms and provisions set forth in the applicable stock option agreement by and between NetIQ and Executive and the NetIQ equity incentive plan, if any, under which such grants were awarded; provided, however, that Executive will have one year from the date his service relationship with NetIQ terminates for any reason and under any circumstances to exercise the vested Prior Options shares as well as the additional rights with respect to the Prior Option set forth in Section 5(c) below.

(b) Stock Option Grant. In consideration of the promises made in this Agreement, including those set forth in Sections 2 and 4, NetIQ will grant Executive an option (the “New Option”) to purchase 1,000,000 shares of Common Stock. The New Option will have an exercise price equal to the per-share fair market value of the NetIQ Common Stock as determined in accordance with the terms and provisions of the NetIQ Corporation 1995 Stock Plan and the NetIQ Corporation Amended and Restated 1998 Stock Incentive Compensation Plan, as applicable. The New Option will be vested and exercisable on the date of grant as to twenty percent (20%) of the total shares subject thereto, and the remainder of the New Option shares will vest and become exercisable as to ten percent (10%) of the total shares at the end of each three-month period following the date of grant, so that, assuming Executive’s continued service with NetIQ throughout the vesting period, the New Option will be fully vested and exercisable as to 100% of the shares subject thereto on the second anniversary of the date of grant. The New Option will be a nonstatutory stock option and will be governed by the terms and provisions of the NetIQ Corporation 1995 Stock Plan and the NetIQ Corporation Amended and Restated 1998 Stock Incentive Compensation Plan, as applicable, and by the standard form of stock option agreement under such Plans; provided, however, that notwithstanding any terms to the contrary in such documents, Executive will have two (2) years from the date his service relationship with NetIQ terminates for any reason and under any circumstances to exercise the vested New Option shares and, provided further, however, that he will have the additional rights with respect to the New Option set forth in Section 5(c) below.

4. Benefits Upon Termination (Other than in Connection with a Change of Control). In consideration of NetIQ’s promises set forth in this Agreement, Executive agrees to waive and renounce any right or claim to the severance benefits set forth in Section 8 of the Letter Agreement. Except for a termination of Executive’s employment with NetIQ under the circumstances set forth in Section 5 below (in which case the greater benefits provided for in that Section will apply) and except with respect to the periods after termination for any reason of his service relationship with NetIQ during which he may exercise vested Prior Option and New Option shares as set forth in Section 3 above, the parties agree that upon termination of Executive’s employment, he will be entitled to receive all salary and bonuses earned but not paid to him (if any) prior to the effective date of that termination, plus all accrued but unused vacation, plus all other amounts or benefits to which he is entitled under any compensation or benefit plan of NetIQ or under applicable law. In addition, following submission of proper expense reports by Executive, NetIQ will reimburse him for all expenses reasonably and necessarily incurred by him in connection with the business of NetIQ prior to the date of his termination. The payments required under this Section 4 will be made promptly upon termination and within any period required by applicable law.

5. Benefits upon Termination in Connection with a Change of Control. In the event Executive’s employment with NetIQ is terminated either by NetIQ without Cause, or as a result of Executive’s resignation for Good Reason, during the period beginning 90 days prior to the effective date of a Change of Control and ending on the first anniversary of the effective date of a Change of Control, and subject to Executive’s execution, before he receives any of the benefits provided for in this Section 5, of a separation agreement providing for the benefits referenced in this Section 5 and containing a release of claims against NetIQ in substantially the terms set forth in Exhibit A (attached hereto) and such release becoming effective in accordance with its terms, then Executive will be entitled to the following benefits:

(a) Cash Compensation. NetIQ will pay Executive the amount equivalent to the annual cash target compensation that he has agreed to forego in this Agreement, that is, an aggregate of $1 million (one million dollars) or, if the termination occurs after June 30, 2005, an amount equal to the sum of his then-current base salary and annual target bonus (which aggregate amount will in any event not be less than $1 million), subject to applicable income and employment tax withholding and payable in a lump sum payment upon the effective date of the release of claims described above.

(b) Insurance Benefits. During the twelve months following termination of his employment under the circumstances described in this Section 5, NetIQ will use its best efforts to continue to make available to Executive and his spouse and dependents covered under any group health plans of NetIQ on the date of such termination of employment all such coverage on the same terms and conditions as if Executive had continued to be employed by NetIQ for such period (meaning, in the case of medical, dental and vision benefits, that such continued coverage does not trigger commencement of any coverage period provided for under federal COBRA or any analogous state laws providing for continuation of health plan coverage; provided, however, that if, despite NetIQ’s best efforts in this regard with respect to medical, dental and vision benefits, such continued coverage on such basis is not available for one or more of such benefits, then such continued coverage for medical, dental and/or vision benefits shall be counted as continuation coverage under the provisions of federal COBRA or any analogous state laws providing for continuation of health plan coverage) and will pay the premiums for such coverage. In addition, NetIQ will use commercially reasonable efforts to continue for such twelve-month period to make available to Executive coverage under any life insurance policies under which Executive was covered as of the date of employment termination or (again subject to NetIQ’s obligation to use commercially reasonable efforts) to provide alternative life insurance coverage on terms substantially similar to those applicable to any policies under which Executive was covered as of the date of employment termination, and, to the extent either form of such coverage is available, to pay the premiums with respect thereto for the twelve-month period.

(c) Vesting Acceleration. The vesting and exercisability of all options to purchase NetIQ capital stock (including the Prior Options and the New Option), and any vesting (or lapse of forfeiture restrictions) applicable to other NetIQ equity awards (if any) held by Executive at the time of a termination described in this Section 5, will accelerate in full, effective upon the last day of Executive’s employment with NetIQ.

6. Definitions. The following definitions apply to this Agreement:

(a) “Cause” for termination of Executive’s employment relationship with NetIQ will exist under only the following circumstances:

(i) any willful and material act of personal dishonesty taken by him in connection with his responsibilities as CEO which is intended to result in his substantial personal enrichment;

(ii) any willful act of fraud, embezzlement or other misconduct that materially damages NetIQ;

(iii) any willful failure to follow the legal directives of the Board (other than failure to meet performance goals, objectives or measures), in each case in a manner that results in material damage to NetIQ, that is not corrected within thirty (30) days following written notice thereof to him by the Board, such notice to state with specificity the nature of the failure; provided that if the failure cannot be reasonably be corrected by him within thirty (30) days of written notice thereof, correction shall be commenced by him within thirty (30) days and may be corrected within a reasonable period thereafter; or

(iv) any willful and material breach of any agreement with NetIQ, that is not corrected within thirty (30) days following written notice thereof to him by the Board, such notice to state with specificity the nature of the breach, provided that if the breach cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by him within thirty (30) days and may be corrected within a reasonable period thereafter.

For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of NetIQ.

(b) “Good Reason” for Executive to voluntarily terminate his employment relationship with NetIQ will exist under only the following circumstances:

(i) without his express written consent, any change in his job title from CEO (except that NetIQ may appoint a new President or Chairman of the Board, so long as in any case Executive remains CEO); any change in his reporting relationships; or a significant reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or his removal from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities;

(ii) without his express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to him immediately prior to such reduction;

(iii) without his express written consent, a reduction by NetIQ of his base salary as in effect immediately prior to such reduction, other than in connection with an action affecting a majority of the executive officers of NetIQ;

(iv) a material reduction by NetIQ in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced;

(v) without his express written consent, his relocation to a location more than fifty (50) miles from NetIQ’s current headquarters; or

(vi) NetIQ’s failure to cause this Agreement and its obligations hereunder to be expressly assumed by its successor as contemplated by Section 17 below.

(c) A “Change of Control” means the occurrence of any of the following events:

(i) the approval by shareholders of NetIQ of a merger or consolidation of NetIQ with any other corporation, other than a merger of consolidation which would result in the voting securities of NetIQ outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NetIQ or such surviving entity outstanding immediately after such merger or consolidation;

(ii) any approval by the stockholders of NetIQ of a plan of complete liquidation of NetIQ or an agreement for the sale or disposition by NetIQ of all or substantially all of NetIQ’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of NetIQ representing 50% or more of the total voting power represented by NetIQ’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of NetIQ as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of NetIQ.

7. Parachute Matters.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless Executive shall have given prior written notice specifying a different order to NetIQ to effectuate the Limited Benefit Amount, NetIQ shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by NetIQ’s independent public accountants or another certified public accounting firm of national reputation designated by NetIQ (the “Accounting Firm”) at NetIQ’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to NetIQ and Executive within five (5) days of the date of termination of Executive’s employment, if applicable, or such other time as requested by NetIQ or by Executive (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon NetIQ and Executive.

8. Indemnification. The existing Indemnification Agreement between NetIQ and Executive dated January 25, 2002 (the “Indemnification Agreement”) shall continue in full force and effect.

9. Confidentiality Agreement. Executive shall execute or otherwise agree to the terms of NetIQ’s standard Employment, Confidential Information, and Invention Assignment Agreement (the “Confidentiality Agreement”).

10. Benefits. Except to the extent that this Agreement expressly provides him with different benefits, during his employment with NetIQ Executive will be entitled to participate in and receive the benefits of NetIQ’s benefit plans and arrangements made available from time to time to its executive officers on the terms and conditions of such plans.

11. Expenses. NetIQ agrees to pay all reasonable fees Executive incurs for legal and tax advice in connection with drafting and negotiating this Agreement, not to exceed $20,000 in total.

12. Outside Activities.

(a) During Executive’s employment with NetIQ, he will not engage in any other gainful employment, business or activity without the written consent of the Board. During Executive’s employment with NetIQ, he also will not assist any person or organization in competing with NetIQ or its affiliates, in preparing to compete with NetIQ or its affiliates or in hiring any employees of NetIQ or its affiliates. During Executive’s employment with NetIQ, he will not own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by NetIQ or its affiliates; provided, however, that Executive may own, directly or indirectly, up to one percent (1%) of the outstanding capital stock of any publicly traded corporation. Notwithstanding the foregoing, Executive may continue to serve on all corporate, civic and charitable boards or committees on which he is currently serving and may serve on other corporate, civic or charitable boards or committees with the consent of the Board and consistent with NetIQ’s Corporate Governance Guidelines, so long as such service does not prevent Executive from carrying out his duties and responsibilities to NetIQ.

Without limiting the foregoing, Executive acknowledges and recognizes the highly competitive nature of the businesses of NetIQ and its affiliates and accordingly agrees that during his employment with NetIQ and for a period of twelve months after the termination of such employment:

(i) he will not directly or indirectly induce any employee of NetIQ or any of its affiliates to terminate his or her employment with NetIQ or any of its affiliates; and

(ii) he will not directly or indirectly solicit customers or suppliers of NetIQ based on confidential information of NetIQ or induce any such person to terminate his, her or its relationship with NetIQ.

(b) In addition, Executive will not at any time (whether during or after his employment with NetIQ) knowingly make any statement, written or oral, or take any other action relating to NetIQ or its officers or directors that would disparage or otherwise harm NetIQ, its business or its reputation or those of any of its officers or directors.

(c) It is expressly understood and agreed that although Executive and NetIQ consider the restrictions contained in this Section 12 to be reasonable, if a final judgment is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

13. At Will Employment. Executive’s employment with NetIQ will continue to be “at will,” meaning that either he or NetIQ may terminate his employment relationship at any time and for any reason, with or without Cause, or with or without Good Reason (but subject to the payment of benefits under the circumstances provided for in this Agreement). Nothing in the preceding sentence shall in any way limit or otherwise affect NetIQ’s obligations to pay the benefits provided for under this Agreement (including without limitation under Section 5 above).

14. Term of Agreement; Amendments. This Agreement will continue in force until full payment to Executive of all benefits required hereunder. This Agreement may not be amended or modified other than by an express written agreement signed by Executive and a duly authorized officer of NetIQ.

15. Entire Agreement. Except for the stock option agreements representing the Prior Option (and then only to the extent not expressly modified by this Agreement), the Indemnification Agreement and the Confidentiality Agreement, this Agreement sets forth the entire agreement and understanding of the parties as to the current compensation and retention terms applicable to Executive’s ongoing employment with NetIQ. The parties agree that this Agreement supersedes and entirely replaces the Letter Agreement, the Change of Control Agreement and any other prior employment agreement or understanding between the parties as to the subject matter addressed by this Agreement. Each of the Letter Agreement and the Change of Control Agreement will be void and have no further force or effect after the effective date hereof.

16. Arbitration.

(a) Any dispute arising under this Agreement or otherwise relating to Executive’s employment with NetIQ, including the termination of, any condition of, or benefit with respect to, such employment (“Dispute”), shall be finally resolved by arbitration under the administration of JAMS/Endispute and in accordance with the then-current JAMS/Endispute employment arbitration rules and procedures (“Rules”) in the jurisdiction in which Executive is, or was, employed by NetIQ. Copies of these rules are available at http://www.jamsadr.com, and shall be made available to Executive upon request. Any disputes concerning the enforcement, scope, or applicability of this Section 16 shall in the first instance be determined by the arbitrator in accordance with the Federal Arbitration Act. Should either Executive or NetIQ disregard this Section 16 and initiate an action in any court or administrative agency with respect to a Dispute, the other party may apply to a court of competent jurisdiction to order the matter to arbitration. The prevailing party in any such hearing shall be entitled to recover its reasonable costs and attorneys’ fees incurred in connection therewith.

(b) Either Executive or NetIQ may initiate arbitration to resolve a Dispute by delivering to the other party through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall include a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. Along with the demand for arbitration, if Executive is the filing party, he shall submit a check or money order payable to “JAMS/Endispute” in the amount of one hundred twenty dollars ($120) as his portion of the administrative fees of the arbitration. Thereafter, the remaining costs of the arbitration (such as the arbitrator’s fees, costs of a court reporter, and room rental fees, if any), but not the cost of any transcript, shall be paid by NetIQ. Any remaining fees and costs, including, but not limited to, attorneys’ fees shall, subject to any remedy to which the prevailing party may be entitled under the law, be borne by each party to the same extent as that party would be responsible for such fees and costs were the Dispute litigated in court. Any demand for arbitration by Executive or NetIQ must be filed within the statute or statutes of limitation that is or are applicable to the claim or claims relating to the Dispute upon which arbitration is sought or required. Any failure to request arbitration within this time frame and according to this Section 16 shall constitute a waiver of all rights to raise any claims in any forum arising out of the Dispute.

(c) The arbitrator shall be empowered to award either party any remedy at law or in equity to which the prevailing party would otherwise have been entitled had the Dispute been litigated in court, including, but not limited to, general, special and punitive damages, recoverable costs, attorneys’ fees (where provided by statute or contract) and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law.

17. Successors and Assigns.

(a) NetIQ’s Successors. Any successor to NetIQ (whether direct or indirect, and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of NetIQ’s business and/or assets will assume NetIQ’s obligations under this Agreement and agree expressly to perform NetIQ’s obligations under this Agreement in the same manner and to the same extent as NetIQ would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “NetIQ” will include any successor to its business and/or assets that executes and delivers the assumption agreement required by this subsection (a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of NetIQ, Executive will not assign or transfer this Agreement or any right or obligation under it to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18. No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any payment or benefit be reduced by any earnings that Executive may receive from any other source.

19. Governing Law. This Agreement will be governed by the laws of the state of California, without giving effect to principles of conflict of laws.

20. Waiver. Neither party will, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement.

Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

The parties have executed this Agreement on the effective date set forth above.

NETIQ CORPORATION	ACCEPTED BY EXECUTIVE

By: _______________________________________________	_______________________________________________________
Name: _____________________________________________	_______________________________________________________
Title: ______________________________________________	_______________________________________________________

EXHIBIT A

FORM OF RELEASE

Mutual Releases.

For and in partial consideration of the provision of the benefits outlined in                      and the other terms of this Agreement, Employee, for himself and his heirs, successors, and assigns, does hereby completely release and forever discharge the Company, and its present, future, and former corporate parents, subsidiaries and affiliates, their respective predecessors and successors in interest, their respective present, future, and former directors, officers, partners, plan administrators, shareholders, joint venturers, employees, agents, attorneys, and representatives, the assigns of any of the foregoing, and any other person, firm, or corporation for which any of the foregoing may be legally responsible or which may be legally responsible for any of them (collectively, “Employee Released Parties”), from all claims, rights, demands, actions, obligations, liabilities, and causes of action for any and every kind, which Employee may now have, has ever had, or may in the future have, whether known or unknown, arising from or in any way connected with: (a) Employee’s employment with the Company or any related entity; (b) benefits from any medical, welfare, or benefit plan of the Company; (c) Employee’s status as a shareholder or option holder of the Company (including claims resulting from options or shares of the Company held by Employee or granted to Employee); (d) the termination of Employee’s employment with the Company or any related entity of the Company and his resignation as an officer of the Company; (e) any rights and obligations of Employee under the Information Agreement, or any other agreement with the Employee Released Parties; and (f) any other claims of Employee against the Employee Released Parties, in each case arising prior to the Effective Date (collectively, the “Employee Released Claims”). The Employee Released Claims include, but are not limited to, all claims for breach of contract, breach of oral or written agreements, negligence, negligent misrepresentation, harassment, wrongful discharge, intentional infliction of emotional distress, libel, slander, payment of wages, outrageous behavior, age, race, color, sex, gender, disability, national origin, and/or veteran status discrimination, violation of the Age Discrimination in Employment Act, violation of the Older Worker Benefit Protection Act, violation of the Fair Labor Standards Act, violation of the Family and Medical Leave Act, violation of ERISA, violation of COBRA, violation of 29 U.S.C. § 1001 and § 2560.503-1(b), worker’s compensation, and any compensatory damages, front pay, back pay, overtime pay, pain and suffering, loss of consortium, medical expenses, punitive damages, attorneys’ fees, expenses, and costs arising from or in any way connected with the foregoing. Notwithstanding the foregoing, Employee does not waive or release (a) any rights to seek indemnification with respect to liability incurred by Employee as an officer of the Company under the Indemnification Agreement, or (b) performance by the Company of any obligations under this Agreement, and any claims under the Indemnification Agreement shall not constitute Employee Released Claims.

For and in consideration of the terms of this Agreement, the Company, for itself and its respective present, future, and former corporate parents, subsidiaries and affiliates, their respective predecessors and successors in interest, their respective present, future, and former directors, officers, partners, plan administrators, shareholders, joint venturers, employees, agents, attorneys, and representatives, the assigns of any of the foregoing, and any other person, firm, or corporation for which any of the foregoing may be legally responsible or which may be legally responsible for any of them (collectively, “Company Releasing Parties”) does hereby completely release and forever discharge, the Employee and his heirs, successors, and assigns, from all claims, rights, demands, actions, obligations, liabilities, and causes of action for any and every kind, which the Company Releasing Parties may now have, has ever had, or may in the future have, whether known or unknown, arising from or in any way connected with: (a) Employee’s employment with the Company or any related entity; (b) benefits from any medical, welfare, or benefit plan of the Company; (c) Employee’s status as a shareholder or option holder of the Company (including claims resulting from options or shares of the Company held by Employee or granted to Employee); (d) the termination of Employee’s employment with the Company or any related entity of the Company and his resignation as an officer of the Company; and (e) any other claims of the Company Releasing Parties against the Employee, in each case arising prior to the Effective Date (collectively, the “Company Released Claims”). The Company Released Claims include, but are not limited to, all claims for breach of contract, breach of oral or written agreements, negligence, negligent misrepresentation, harassment, wrongful discharge, intentional infliction of emotional distress, libel, slander, outrageous behavior, and any compensatory damages, pain and suffering, loss of consortium, medical expenses, punitive damages, attorneys’ fees, expenses, and costs arising from or in any way connected with the foregoing. Notwithstanding the foregoing, the Company Releasing Parties do not waive or release (a) any rights to enforce the terms and conditions of the Information Agreement, or (b) performance by Employee of any obligations under this Agreement, and any such claims shall not constitute Company Released Claims.

Covenant Not to Sue. Employee represents and covenants that he has not filed, and will never file at any time after the Effective Date, in any state or federal court any claim or cause of action of any kind whatsoever, based upon the Employee Released Claims. The Company represents and covenants that it has not filed, and will never file at any time after the Effective Date, in any state or federal court any claim or cause of action of any kind whatsoever, based upon the Company Released Claims.

Finality and Generality of Release. It is understood and agreed that this is a full, complete, and final release and waiver covering all known and unknown, anticipated and unanticipated injuries, debts, claims, or damages to Employee, which may have arisen or which may arise in connection with the Employee Released Claims. It is understood and agreed that this is a full, complete, and final release and waiver covering all known and unknown, anticipated and unanticipated injuries, debts, claims, or damages to Company, which may have arisen or which may arise in connection with the Company Released Claims.

In giving this release, which includes claims which may be unknown at present, each party represents, warrants and agrees that he or it has been fully advised by his or its attorney of the contents of Section 1542 of the Civil Code of the State of California, to the extent applicable. Each party expressly waives and relinquishes all rights and benefits under that section. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

It is understood and agreed that this Agreement is intended to be a full and complete release of Employee’s claims against the Company and Company’s claims against Employee from the beginning of time to the Effective Date in any place in this world. Notwithstanding the foregoing, this Agreement does not act as a waiver of either party’s rights with respect to claims that arise from events or facts occurring after the Effective Date or from the other party’s failure to perform its obligations under the terms of this Agreement.